Finisar Reports Preliminary First Quarter Results

SUNNYVALE, CA -- 09/04/2007 -- Finisar Corporation (NASDAQ: FNSR), a technology leader in gigabit fiber optic solutions for high-speed data networks, today reported preliminary financial results for its first fiscal quarter ended July 29, 2007.

The Company is not providing detailed GAAP or non-GAAP financial results for the quarter. The preliminary non-GAAP financial metrics presented below do not reflect any adjustments that may be needed as a result of the previously announced review of the Company's historical stock option grants and associated accounting that remains ongoing at this time. These results should be considered preliminary until such time as the Company files its annual report on Form 10-K for fiscal 2007 and other interim reports on Form 10-Q, including the Form 10-Q for the first quarter just ended.

Non-GAAP Financial Metrics -- First Quarter Ended July 29, 2007

--  Revenues of $105.7 million represented an 8.7% increase from $97.3 million in the previous quarter and were down slightly from $106.2 million in the comparable quarter of the prior year. The favorable comparison to the previous quarter was primarily related to the transition by two customers to "just-in-time inventory" arrangements which impacted revenues during the previous quarter and the utilization by certain customers of excess inventories of products designed for SAN applications during that quarter.

--  Revenues of $96.4 million from the sale of optical products represented a 9% increase from $88.4 million in the previous quarter and were up slightly from $96.0 million in the comparable quarter of the prior year.  Revenues from the sale of network test and monitoring products of
    $9.4 million represented a 5.5% increase from $8.9 million in the previous quarter and a decline of 8.1% from $10.0 million in the comparable quarter of the prior year.

--  Shipments of products designed for 10-40 Gb/s applications totaled
    $18.2 million, up 22.8% from $14.9 million in the previous quarter and up
    218% from $5.8 million in the comparable quarter of the prior year.

--  Gross margins were lower than the previous quarter primarily as a result of additional costs associated with ramping the introduction of new products and unfavorable manufacturing variances associated with reducing production levels to better match inventories on hand.

--  Cash and short-term investments, plus other long-term investments which can be readily converted into cash, totaled $121.1 million, down from
    $123.7 million at the end of last quarter in conjunction with a reduction of $7 million in accounts payable. The Company has classified certain of its investments as long-term based on its intent to hold these securities until maturity, although they can be readily sold if required.

"We were pleased to see revenues bounce back from last quarter as we recovered from a number of customer supply chain and excess inventory issues," said Jerry Rawls, Finisar's CEO. "We are heavily focused on the continued penetration of the telecom equipment market for 10 Gb/s, 40 Gb/s, and WDM products and the LAN/SAN markets for 8 Gb/s and 10 Gb/s products. We continue to invest in R&D in all these emerging market areas as our customers continue to be optimistic about the end-user demand for more bandwidth."

Conference Call

Finisar plans to review its preliminary first quarter results and discuss its current business outlook during a conference call for investors at 5:00 p.m. EDT (2:00 p.m. PDT) today, September 4, 2007. The call will be broadcast live over the Internet on the Investor Relations section of Finisar's web site, located at www.Finisar.com. To listen to the Webcast, interested investors are encouraged to log onto the broadcast at least 15 minutes prior to the call. Participating in the call will be Jerry Rawls, Finisar's President and CEO, and Steve Workman, Finisar's CFO.

Non-GAAP Financial Measures

The Company provides supplemental information regarding the Company's operational performance on a non-GAAP basis which excludes various non-cash and cash charges, principally related to acquisitions, restructuring activities and financing transactions. Non-GAAP gross profit and non-GAAP net income (loss), as reported by the Company, give an indication of the Company's baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. While non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States, the Company's management uses this information for the purpose of evaluating the Company's historical and prospective financial performance in the ordinary course of business. The Company believes that providing this information to its investors, in addition to the GAAP presentation, allows investors to better evaluate the Company's progress over time and its financial results in comparison to other companies with whom it competes.

Safe Harbor Under the Private Securities Litigation Reform Acts of 1995

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Finisar's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to Finisar as of the date hereof, and Finisar assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the rapidly evolving markets for Finisar's products and uncertainty regarding the development of these markets; Finisar's historical dependence on sales to a limited number of customers and fluctuations in the mix of customers in any period; ongoing new product development and introduction of new and enhanced products; the challenges of rapid growth followed by periods of contraction; and intensive competition. These risks and uncertainties also include the extent to which additional stock-based compensation expense will be recognized as a result of the ongoing review of the Company's stock option granting practices; the timing of the Company's filings relating to any restated financial information; the impact of any regulatory review of the disclosures in those documents; and the potential impact of related civil litigation. Further information regarding these and other risks relating to Finisar's business is set forth in Finisar's Annual Report on Form 10-K and other reports as filed with the Securities and Exchange Commission.

About Finisar

Finisar Corporation (NASDAQ: FNSR) is a global technology leader for fiber optic components and subsystems and network test and monitoring systems. These products enable high-speed voice, video and data communications for networking, storage and wireless applications over Local Area Networks (LANs), Storage Area Networks (SANs), and Metropolitan Area Networks (MANs) using Ethernet, Fibre Channel, IP, SAS, SATA and SONET/SDH protocols. The Company is headquartered in Sunnyvale, California, USA. More information can be found at www.finisar.com.

Contact:
Steve Workman
Chief Financial Officer
408-548-1000

Investor Relations
408-542-5050
investor.relations@Finisar.com